                                                                   EXHIBIT 99.01


Excite@Home Notified by Cox and Comcast of Intent to Terminate Distribution Agreements

Company Retains Financial Advisors to Explore Restructuring Plans

REDWOOD CITY, Calif., Aug 31, 2001 /PRNewswire/ -- Excite@Home (Nasdaq: ATHM) announced today that it has received formal notification from Cox and Comcast that they will exercise their rights under their existing distribution agreements with the company to terminate those agreements effective June 4, 2002. The company is continuing to engage in discussions with Cox and Comcast concerning alternative arrangements for the continued provision of the company's broadband Internet service to subscribers of Cox and Comcast cable systems. However, there can be no assurance that such discussions will result in such alternative commercial arrangements.

Separately, Excite@Home's board of directors has authorized the company to retain an investment banking firm as a financial and restructuring advisor to assist the company in exploring its options related to its financial position.

Excite@Home is the leader in broadband, offering consumers residential broadband services and businesses high-speed commercial services. Excite@Home has three joint ventures outside of North America to deliver high-speed Internet services and has localized versions of the Excite service in a number of international markets.

NOTE: Excite@Home, @Home, Excite and the "@" stylized logo are service marks or registered service marks of At Home Corporation in the United States and other countries.

SOURCE: Excite@Home

CONTACT: Stephanie Xavier, +1-650-556-2049, or xaviers@excitehome.net, or investors, Joe Shiffler, +1-650-556-3323, or jshiffler@excitehome.net, both of Excite@Home